Exhibit 8

TROUTMAN SANDERS LLP

ATTORNEYS AT LAW

A LIMITED LIABILITY PARTNERSHIP

BANK OF AMERICA CENTER

1111 EAST MAIN STREET

RICHMOND, VIRGINIA 23219

www.troutmansanders.com

TELEPHONE: 804-697-1200

FACSIMILE: 804-697-1339

MAILING ADDRESS

P.O. BOX 1122

RICHMOND, VIRGINIA 23218-1122

[dated Effective Date of Merger], 2003

FNB Corporation	Bedford Bancshares, Inc.
105 Arbor Drive	125 West Main Street
Christiansburg, Virginia 24073	Bedford, Virginia 24523

Ladies and Gentlemen:

We have acted as special counsel to FNB Corporation, a Virginia corporation (“FNB”), in connection with the proposed merger (the “Merger”) of Bedford Bancshares, Inc. (“BBI”) with and into FNB upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of March 20, 2003, by and between FNB and BBI (the “Agreement”). At your request, and pursuant to Section 7.1(d) of the Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

In connection with the preparation of this opinion, we have examined such documents concerning the Merger as we have deemed necessary. In our examination of such documents, we have assumed, without making any independent investigation and with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that such documents have been or will be duly executed to the extent required and that all statements set forth in such documents are accurate. We have based our conclusions on the applicable provisions of the Internal Revenue Code of 1986 (the “Code”) and the regulations promulgated pursuant thereto, each as amended from time to time and existing on the date hereof, as well as existing judicial and administrative interpretations thereof, any of which may be changed at any time with retroactive effect (collectively “Law”).

For purposes of the opinion set forth below, we have relied, with the consent of FNB and the consent of BBI, upon the accuracy and completeness of the statements and representations of fact (which statements and representations of fact we have neither investigated nor verified) contained, respectively, in the certificates of the officers of FNB and BBI, and have assumed that such certificates will be complete and accurate as of the Effective Time. We have further assumed that any certifications, representations or statements made, or to be made, “to the best knowledge of” or similarly qualified, are true and correct without such qualification. We have not and will not attempt to verify the accuracy of the certifications, assumptions or representations.

We have also relied upon the accuracy of the Registration Statement and the Proxy Statement/Prospectus included therein (together, the “Proxy Statement”). Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement). We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement. All section references below are to the Code.

Based upon and subject to the foregoing, we are of the opinion that:

(1) The Merger will constitute a “reorganization” within the meaning of Section 368(a)(1)(A).

(2) No gain or loss will be recognized by the shareholders of BBI upon the receipt of solely FNB common stock in exchange for their BBI common stock (Section 354(a)(1)). However, a BBI shareholder who receives FNB stock and cash in exchange for his BBI common stock will recognize gain, if any, but not in excess of the amount of such cash (Section 356(a)(1)). If the exchange has the effect of the distribution of a dividend (determined with the application of Section 318(a)), the amount of gain recognized that is not in excess of the BBI shareholder’s ratable share of accumulated earnings and profits will be treated as a dividend (Section 356(a)(2)). The determination of whether the exchange has the effect of the distribution of a dividend will be made in accordance with the principles set forth in Commissioner v. Clark, 489 U.S. 726 (1989). The remainder, if any, of the gain recognized on such exchange will be treated as gain from the exchange of property. No loss will be recognized on the exchange (Section 356(c)).

(3) The basis of the FNB common stock received by a BBI shareholder will be the same as the basis of the BBI common stock that was exchanged therefor, decreased by the amount of any cash received and increased by the sum of (i) the amount, if any, treated as a dividend and (ii) any gain recognized on the exchange (not including any portion of the gain that was treated as a dividend) (Section 358(a)(1)).

(4) The holding period of the FNB common stock received by a BBI shareholder will include the period during which the BBI common stock surrendered in exchange therefor was held by the BBI shareholder, provided that the BBI common stock surrendered was a capital asset in the hands of the BBI shareholder on the Effective Date (Section 1223(1)).

(5) Where a BBI shareholder receives solely cash in exchange for his BBI common stock, such cash should be treated as received by that shareholder as a distribution in redemption of his BBI common stock subject to the conditions and limitations of Section 302. Where, as a result of such distribution, a shareholder neither owns any stock of FNB directly, nor is deemed to own any such stock under the constructive ownership rules of Section 318(a), the redemption should be treated as a complete termination of interest within the meaning of Section 302(b)(3), and should be treated as a distribution in full payment in exchange for the stock redeemed as provided in Section 302(a). Gain or loss should be realized and recognized to such shareholder measured by the difference between the redemption price and the adjusted basis of the BBI shares surrendered as determined under Section 1011 (Rev. Rul. 74-515, 1974-2 C.B. 118). Provided the BBI common stock is a capital asset in the hands of such shareholder, the gain or loss, if any, should constitute capital gain or loss subject to the provisions of subchapter P of Chapter 1 of the Code.

(6) The payment of cash to BBI shareholders in lieu of fractional share interests of FNB common stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by FNB. Such cash payments will be treated as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41-1977-2 C.B. 574).

This opinion is limited to the federal tax laws of the United States of America and is expressed as of the date hereof. This opinion also is limited to the matters expressly stated, and no opinion is implied or may be inferred beyond such matters. This opinion is further limited in that it does not purport to opine on the federal income tax consequences that may result as of the Effective Date to the extent that any of the representations or assumptions contained in this opinion are not true, or there has been an adverse change in the Law. We do not assume any obligation to update or supplement this opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in law which hereafter occurs. This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. Also, future changes in federal income tax laws and the interpretation thereof can have retroactive effect.

Further, this opinion does not address the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under the federal income tax laws, such as shareholders who are dealers or traders in securities or who mark securities to market, financial institutions, insurance companies, tax-exempt organizations, persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), or are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the golden parachute provisions of the Code (to the extent that tax affects the tax consequences), or shareholders who acquired BBI common stock pursuant to employee stock options or otherwise as compensation, who do not hold their shares as capital assets, or who hold their shares as part of a “straddle” or “conversion transaction” or constructive sale or other integrated transaction.

This opinion is made in connection with the Share Exchange and is solely for the benefit of FNB, BBI and BBI’s shareholders. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us under the caption “Material Federal Income Tax Consequences of the Merger” and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion may not, without our prior written consent, be otherwise distributed or relied upon in any other manner or by any other person, filed with any other government agency or quoted in any other document.

Very truly yours,